Exhibit 99.1

Media Contact

Sarah Wirth, +1 312-696-6037, newsroom@morningstar.com

FOR IMMEDIATE RELEASE

Bevin Desmond to Depart Morningstar

CHICAGO, May 11, 2022 -- Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced chief talent and culture officer Bevin Desmond’s decision to depart Morningstar this August. The firm will begin a search for Desmond’s successor immediately.

“Bevin’s impact on Morningstar will be felt permanently. She is an ambassador who embodies the welcoming, personable culture that defines us and is a consummate champion for our people,” said Kunal Kapoor, chief executive officer for Morningstar. “I want to thank Bevin for all she has given Morningstar and the innumerable careers she has nurtured across the firm, including mine.”

Desmond joined Morningstar in 1993 and was one of three employees who started the company’s international business in the late 1990s. In her nearly 30 years of Morningstar tenure, she has led global markets, data and development centers, and—since 2010—the global talent and culture function.

“I have made the decision to devote the time and focus needed to support my three children at a pivotal moment in their childhood and education,” Desmond said. “I built my career at Morningstar and love it as much as if it were my family. I'm so proud of the team that has been built from within, from acquisition, and from great talent outside that has come together to manage unprecedented growth in people and revenue, a global pandemic, and an incredibly dynamic global talent market. This is an exciting time and opportunity for Morningstar to advance our employee experience even further.”

Morningstar Founder and Executive Chairman Joe Mansueto said, “Bevin has been a beacon for our Morningstar values for nearly 30 years. In addition to her leadership role in Talent & Culture, Bevin led the development of our international business which has become an integral part of Morningstar’s growth. I want to thank her for all she has done for our people, our culture, and our firm as she begins her next chapter.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $265.0 billion in assets under advisement and management as of March 31, 2022. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

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